Exhibit 4.4

Execution Version

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) dated as of October 26, 2017, is entered into by and among:

1.	Qiyi.com, Inc., a company organized under the laws of the Cayman Islands (the “Company”),

2.	Qiyi.com HK Limited, a company limited by shares incorporated under the laws of Hong Kong (the “HK Subsidiary”),

3.	Beijing Qiyi Century Science & Technology Co, Ltd. (“ ”), a wholly foreign-owned enterprise established under the laws of the PRC (the “Beijing WFOE”),

4.	Chongqing Qiyi Tianxia Science & Technology Co, Ltd. (“ ”), a wholly foreign-owned enterprise established under the laws of the PRC (the “Chongqing WFOE”),

5.	Beijing Dingxin Tianxia Science & Technology Co. Ltd. (“ ”), a limited liability company organized under the laws of the PRC (the “PRC Entity 1”),

6.	Beijing IQIYI Science & Technology Co., Ltd. (“ ”), a limited liability company organized under the laws of the PRC (the “PRC Entity 2”),

7.	Shanghai IQIYI Culture Media Co., Ltd. (“ ”), a limited liability company organized under the laws of the PRC (the “PRC Entity 3”),

8.	Shanghai Zhong Yuan Network Co., Ltd. (“ ”), a limited liability company organized under the laws of the PRC (the “PRC Entity 4”),

9.	Gong Yu, a citizen of the People’s Republic of China, with PRC ID number of *** (the “Founder”), and

10.	the parties listed on Schedule 1 attached hereto.

WHEREAS, pursuant to a Note Purchase Agreement (the “Note Purchase Agreement”), dated as of January 11, 2017, by and among the Company and certain investors (the “Series G Investors”), such Series G Investors purchased certain convertible promissory notes (the “Notes”) from the Company;

WHEREAS, the Company has delivered a conversion notice to the Series G Investors to convert all of the principal amounts of such Series G Investors’ Notes into Series G1 Preferred Shares or Series G2 Preferred Shares (each as defined below), as applicable, and each Series G Investor has agreed to such conversion;

WHEREAS, pursuant to the Note Purchase Agreement and the Notes, the Company and the Series G Investors shall enter into an amended and restated shareholders agreement incorporating certain terms prescribed in the Note Purchase Agreement;

WHEREAS, all consents under the Fifth Amended and Restated Shareholders Agreement (the “Prior Agreement”), dated as of November 11, 2014, required for the amendment of the Prior Agreement have been duly obtained; and

WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of (i) properly amending and restating in its entirety the Prior Agreement and (ii) regulating certain aspects of their relationship with regard to the Company and the Group Entities (as defined herein) on and after the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated

“Absent Director” has the meaning set forth in Section 6.4(b) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the Person specified, including, in the case of any Shareholder that is a fund or any entity controlled by such fund, any investment capital fund now or hereafter existing which is controlled by, or under the common control of, substantially the same principal(s) that control such Shareholder.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Assets” means all assets, rights and privileges of any nature and all goodwill associated therewith, including all rights in respect of Contractual Obligations, all Intellectual Property and Equipment.

“Associate” means, with respect to any Person, any other Person (together with any individual, firm, corporation, partnership, trust and incorporated or unincorporated association controlling it, controlled by it or under the same control with it) which, directly or indirectly, through voting securities or contractual arrangements or otherwise, (i) holds or has the right to acquire 25% or more of the Capital Stock, either in terms of economic interests or voting power, of the Person specified; (ii) is the single largest shareholder of the Person specified, or (iii) has the power to appoint or nominate or designate at least one-third of the members of the board of directors (or other equivalent authority, as applicable) or one-third or more of the senior executive officers of the Person specified.

“Baidu Shareholders” means Baidu Holdings Limited, a company organized under the laws of the British Virgin Islands, any Subsequent Baidu Purchaser and any Permitted Transferee thereof to whom Shares are Transferred in accordance with Section 2.2 of this Agreement, and the term “Baidu Shareholder” means any such Person.

“Beijing WFOE” has the meaning set forth in the preamble to this Agreement.

“Big Four” means the four internationally recognized accounting firms, Deloitte & Touche, Ernst & Young, KPMG and PricewaterhouseCoopers.

“Board of Directors” means the board of directors of the Company.

“Budget” has the meaning set forth in Section 7.3.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, Hong Kong or the PRC are authorized or required by law or executive order to close.

“Cannes” means Cannes Ventures Limited, an exempted company incorporated and existing under the laws of the Cayman Islands.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s authorized share capital or capital stock (including ordinary shares and preferred shares) and any and all rights, warrants or options exchangeable for or convertible into such share capital or capital stock.

“Centre” has the meaning set forth in Section 10.8(b) of this Agreement.

“CEO Director” has the meaning set forth in Section 6.3(a) of this Agreement.

“Chief Executive Officer” means the chief executive officer of the Company.

“Chongqing WFOE” has the meaning set forth in the preamble to this Agreement.

“Circular 37” means Circular 37 issued by SAFE on July 14, 2014, including any amendment, implementing rules, or official interpretation thereof, and any other rules and circulars issued by SAFE regulating filings or registrations of round-trip investment.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company’s Core Business” means (i) exhibition, broadcasting, performance and/or distribution of online audio/video (including without limitation movies, television shows, variety shows, webisodes and user generated contents) via any mobile-based, IP-based and/or Internet based method that is now known or hereafter available, (ii) original in-house content and original broadband content production, (iii) online games (including without limitation, client-based games, webgames and mobile games), (iv) production, promotion, marketing and distribution of movies, motion pictures and animated movies and investment in this sector, (v) merchandising and licensing of the Intellectual Property of the Company and/or any Group Entity, manufacturing, sales, promotion, marketing, franchising of merchandised goods, (vi) any services, business or operation associated with each of the foregoing businesses in a material aspect, and (vii) any other business or operation which is material to the Company and/or the Group Entities.

“Confidentiality Affiliates” has the meaning set forth in Section 7.9(a).

“Confidential Information” has the meaning set forth in Section 7.9(a).

“Contract Date” has the meaning set forth in Section 3.1(d) of this Agreement.

“Contractual Obligations” means, as to any Person, any provision of any security or financial instrument issued by such Person or of any agreement, undertaking, contract, license, engagement, lease, indenture, mortgage, deed of trust, purchase order, commitment or other instrument or contractual arrangement to which such Person is a party or by which it or any of its property is bound.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person (including without limitation, the power to determine or cause the determination of equity investment), whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” means any copyright registrations and applications for registration thereof in the United States, the PRC or any other jurisdiction, and any non-registered copyrights.

“Direct Competitor” has the meaning set forth in Section 2.5(b) of this Agreement.

“Equipment” means all the plant and machinery, tools and equipment, vehicles and office furniture, computer equipment and accessories and other tangible Assets.

“Excess New Securities” has the meaning set forth in Section 4.2(a) of this Agreement.

“Excess Offered Securities” has the meaning set forth in Section 3.1(b)(i) of this Agreement.

“Founder” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any stock exchange or its governing body.

“Group Entity” means a Person (other than a natural person) (i) that is controlled by the Company or (ii) whose revenue, expenses, assets, and liabilities are consolidated with those of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with US GAAP. For the avoidance of doubt, the term “Group Entity” includes the HK Subsidiary, the Beijing WFOE, the Chongqing WFOE, the PRC Entity 1, the PRC Entity 2, the PRC Entity 3, the PRC Entity 4, and each of their respective Subsidiaries as well as all other Subsidiaries of the Company.

“HK Subsidiary” has the meaning set forth in the preamble to this Agreement.

“Indemnified Liabilities” has the meaning set forth in Section 10.12.

“Indemnitees” has the meaning set forth in Section 10.12.

“Initial Public Offering” means the first bona fide firm commitment underwritten public offering of Ordinary Shares which is approved in accordance with the terms of this Agreement and the Seventh Restated Articles and in which the underwriting is lead managed by an internationally recognized investment banking firm and the Ordinary Shares are listed on The NASDAQ Stock Market, the New York Stock Exchange, the Hong Kong Stock Exchange, or such other internationally recognized stock exchange outside of the PRC as mutually agreed upon by the Major Shareholders and the Significant Shareholder.

“Intellectual Property” means, collectively, Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights.

“Internet Assets” means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“Irrevocable Proxy” has the meaning set forth in Section 2.1(a) of this Agreement.

“Key Officers” means the chief executive officer, the chief financial officer and the chief operation officer (or their function equivalent) of the Company.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right, charge or other security interest or preferential arrangement of any kind or nature whatsoever.

“Major Shareholder” means any Shareholder holding at least 30% of the voting power of the outstanding Series Preferred Shares (excluding the Series G2 Preferred Shares).

“New Issuance Notice” has the meaning set forth in Section 4.1 of this Agreement.

“New Securities” has the meaning set forth in Section 4.1 of this Agreement.

“Notes” has the meaning set forth in the recitals to this Agreement.

“Note Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Offer Price” has the meaning set forth in Section 3.1(a) of this Agreement.

“Offered Securities” has the meaning set forth in Section 3.1(a) of this Agreement.

“Offering Notice” has the meaning set forth in Section 3.1(a) of this Agreement.

“Option Plan” has the meaning set forth in Section 7.6(a).

“Ordinary Share Equivalents” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Ordinary Shares, including the Series A Preferred Shares, the Series A-1 Junior Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares, and any option, warrant or other subscription or purchase right with respect to Ordinary Shares.

“Ordinary Shares” means the ordinary shares, par value US$0.00001 per share, of the Company or any other Capital Stock of the Company into which such share capital is reclassified or reconstituted.

“Patents” means any patents and patent applications issued by or made in the PRC, the United States or any other jurisdiction, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

“Permitted Transferee” means, (i) with respect to each of the Baidu Shareholders, any Person that is, directly or indirectly, a wholly-owned Subsidiary of Baidu, Inc.; (ii) with respect to Xiaomi, any Person that is, directly or indirectly, a wholly-owned Subsidiary of Xiaomi Corporation; (iii) with respect to Prominent, its Affiliates under the same control of Shunwei China Internet Opportunity Fund, L.P., (iv) with respect to each of the Series G Preferred Shareholders (other than Baidu Shareholders and Harvest Rewards Fund LP), its Affiliates incorporated in the form of a fund that are under the control of the same general partner as such Shareholder, and any holding vehicles wholly owned by such Affiliates; (v) with respect to Harvest Rewards Fund LP, its wholly-owned Subsidiaries and Baidu Shareholders; and (vi) with respect to each of the other Shareholders who is an individual or that is an entity owned by an individual (and in the latter case, solely for purposes of this clause (vi), the individual shall be deemed to be a Shareholder), (x) any executor, administrator or trustee of such Shareholder’s estate if such Shareholder dies, (y) any transferee receiving the Shares owned by such Shareholder by will, intestacy laws or the laws of descent or survivorship, and (z) any trustee of a trust, created for bona fide estate planning purposes, of which there are no beneficiaries other than such Shareholder or one more lineal descendants, siblings or parents of such Shareholder.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PRC Entity 1” has the meaning set forth in the preamble to this Agreement.

“PRC Entity 2” has the meaning set forth in the preamble to this Agreement.

“PRC Entity 3” has the meaning set forth in the preamble to this Agreement.

“PRC Entity 4” has the meaning set forth in the preamble to this Agreement.

“PRC GAAP” means generally accepted accounting principles of the PRC.

“PRC” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Preemptive Rightholder(s)” has the meaning set forth in Section 4.1 of this Agreement.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series A-1 Junior Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares and the Series G Preferred Shares.

“Prior Agreement” has the meaning set forth in the recitals to this Agreement.

“Prominent” means Prominent TMT Limited, a business company incorporated and existing under the laws of British Virgin Islands.

“Proportionate Percentage” has the meaning set forth in Section 4.2(a) of this Agreement.

“Proposed Price” has the meaning set forth in Section 4.1 of this Agreement.

“Qualified IPO” means an Initial Public Offering with a pre-offering valuation of the Company of at least US$3,000,000,000.

“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Rightholder Excess Option Period” has the meaning set forth in Section 3.1(b)(i) of this Agreement.

“Rightholder Option Period” has the meaning set forth in Section 3.1(b)(i) of this Agreement.

“Rightholder(s)” has the respective meanings set forth in Section 3.1(a) of this Agreement.

“RMB” means the lawfully currency in the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“Sale Transaction” means (a) (i) the merger or consolidation of the Company or a Group Entity into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Company or a Group Entity or (iii) a tender offer or other business combination involving the Company or a Group Entity if, in the case of (i), (ii) or (iii), the shareholders of the Company prior to such merger or consolidation of the Company do not retain at least a majority of the voting power of the surviving Person (or, in the case of a merger or consolidation or tender offer or other business combination involving a Group Entity, the Company does not retain at least a majority of the voting power of such Group Entity after such transaction), or (b) the voluntary sale, conveyance, exchange, exclusive license (without retaining right to use on its own) or transfer to another Person of (i) the voting Capital Stock of the Company or a Group Entity, as applicable, if, after such sale, conveyance, exchange or transfer, the shareholders of the Company prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Company (or, in the case of a sale, conveyance, exchange or transfer involving a Group Entity, the Company does not retain at least a majority of the voting power of such Group Entity after such transaction), or (ii) all or substantially all of the Assets of the Company or a Group Entity.

“Selling Shareholder” means (i) a Shareholder holding Ordinary Shares, Series A-1 Preferred Shares or Series G Preferred Shares, or (ii) Xiaomi or Prominent.

“Series A Preferred Shares” means the Series A convertible redeemable preferred shares, par value $0.00001 each, of the Company.

“Series A-1 Preferred Shares” means the Series A-1 junior convertible preferred shares, par value $0.00001 each, of the Company.

“Series B Preferred Shares” means the Series B convertible redeemable preferred shares, par value $0.00001 each, of the Company.

“Series C Preferred Shares” means the Series C convertible redeemable preferred shares, par value $0.00001 each, of the Company.

“Series D Preferred Shares” means the Series D convertible redeemable preferred shares, par value $0.00001 each, of the Company.

“Series E Preferred Shares” means the Series E convertible redeemable preferred shares, par value $0.00001 each, of the Company.

“Series F Preferred Shares” means the Series F convertible redeemable preferred shares, par value $0.00001 each, of the Company.

“Series F Director” has the meaning set forth in Section 6.3(a) of this Agreement.

“Series G Investors” has the meaning set forth in the recitals to this Agreement.

“Series G Preferred Shareholder” has the meaning set forth in Section 2.1(a) of this Agreement.

“Series G Preferred Shares” means, collectively, the Series G1 Preferred Shares and the Series G2 Preferred Shares.

“Series G1 Preferred Shares” means the Series G1 convertible redeemable preferred shares, par value $0.00001 each, of the Company.

“Series G2 Preferred Shares” means the Series G2 convertible redeemable preferred shares, par value $0.00001 each, of the Company.

“Series Preferred Directors” has the meaning set forth in Section 6.3(a) of this Agreement.

“Series Preferred Shares” means the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Preferred Shares.

“Shareholders” means (a) the parties listed on Schedule 1 attached hereto, (b) any Permitted Transferee thereof who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 2.4, and (c) any Person who acquires Shares and has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 5.2, and the term “Shareholder” means any such Person.

“Shares” means, with respect to each Shareholder, Ordinary Shares, Preferred Shares and any other Ordinary Share Equivalents, whether now owned or hereafter acquired; provided that for the purposes of any computation of the number of Shares pursuant to Sections 2, 3, 4.1, 4.2 and 6, all outstanding Ordinary Share Equivalents shall be deemed converted, exercised or exchanged as applicable and the Ordinary Shares issuable upon such conversion, exercise or exchange shall be deemed outstanding, whether or not such conversion, exercise or exchange has actually been effected.

“Significant Shareholder” means Xiaomi, subject to the condition that Xiaomi and Prominent jointly continue to hold at least 6.25% of the then outstanding Capital Stock of the Company on a fully-diluted and as-converted basis. For the avoidance of doubt, once Xiaomi and Prominent jointly hold less than 6.25% of the then outstanding Capital Stock of the Company on a fully-diluted and as-converted basis, all the rights held by the Significant Shareholder under this Agreement (including without limitation, Sections 2.3, 6.3, 6.6, 7.2 and 7.4) shall terminate immediately without any further action by any of the parties hereto.

“Seventh Restated Articles” means, collectively, the Seventh Amended and Restated Memorandum and Articles of Association of the Company as in effect on the date hereof, copies of which are attached hereto as Exhibit A, as may be subsequently amended or restated from time to time.

“Software” means any computer software programs, source code, object code, data and documentation, including any computer software programs that incorporate and run the Company’s or any of its Subsidiaries’ pricing models, formulae and algorithms.

“Subject Purchaser” has the meaning set forth in Section 4.1 of this Agreement.

“Subsequent Baidu Purchaser” means any, direct or indirect, wholly-owned Subsidiary of Baidu, Inc. that, after the date hereof, acquires Shares.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, any other Person of which more than 50% of the voting power of the outstanding voting securities or more than 50% of the outstanding economic equity interest or ownership is held, directly or indirectly, by such Person.

“Tag-Along Rightholder” means (i) with respect to a Transfer of any Ordinary Shares, each holder of the Series Preferred Shares, who is not a Selling Shareholder or Affiliates of such Selling Shareholder and who does not exercise the rights to purchase any Offered Securities pursuant to Section 3.1(a)-(c); (ii) with respect to a Transfer of any Series A-1 Preferred Shares, each holder of the Series Preferred Shares (other than Xiaomi, Prominent and the Series G Preferred Shareholders) who does not exercise the rights to purchase any Offered Securities pursuant to Section 3.1(a)-(c); and (iii) with respect to any Baidu Shareholder’s Transfer of any Series Preferred Shares referenced in sub-clause (B) in Section 3.1(e)(i), each Series G Preferred Shareholder who is not a Baidu Shareholder or Affiliate of any Baidu Shareholder and who does not exercise the rights to purchase any Offered Securities pursuant to Section 3.1(a)-(c).

“Tag Notice” has the meaning set forth in Section 3.1(e)(iii) of this Agreement.

“Third Party Purchaser” has the meaning set forth in Section 3.1(a) of this Agreement.

“Trade Secrets” means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto, in each case, the value of which is contingent upon the maintenance of confidentiality thereof.

“Trademarks” means any trademarks, service marks, trade names or product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

“Transfer” means, with respect to any Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, charge (whether legal or equitable), encumber, hypothecate or otherwise transfer such Shares or any participation or interest therein (including by swap or similar arrangement), whether directly or indirectly, or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, charge (whether legal or equitable), encumbrance, hypothecation, or other transfer of such Shares or any participation or interest therein (including by swap or similar arrangement) or any agreement or commitment to do any of the foregoing. For avoidance of doubt, a sale, assignment, disposition, exchange, charge (whether legal or equitable), encumbrance, hypothecation, or other transfer of an interest in any Shareholder, or direct or indirect parent thereof, or any direct or indirect holding company holding any interest in any Shareholder (but excluding the Capital Stock of Baidu, Inc.), shall constitute a Transfer of Shares for purposes of this Agreement.

“Unwinding Event” has the meaning set forth in Section 2.3(b).

“US GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, as codified and described in FASB Statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.

“Voting Holder” has the meaning set forth in Section 6.1.

“Voting Undertaking” has the meaning set forth in Section 2.1(a) of this Agreement.

“Xiaomi” means Xiaomi Ventures Limited, a business company incorporated and existing under the laws of British Virgin Islands.

1.2 Rules of Construction.

Interpretation of this Agreement shall be governed by the following rules of construction: (i) the words such as “herein,” “hereinafter,” “hereof,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, including any Schedules or Exhibits hereto, as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (ii) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (iii) references to the terms Article, Section, Schedule and Exhibit are references to the Articles, Sections, Schedules and Exhibits to this Agreement, unless otherwise specified; (iv) references to “$” mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (ix) the parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof; (x) a reference to any Person includes such Person’s successors and permitted assigns; (xi) any reference to “days” means calendar days unless Business Days are expressly specified; and (xii) when calculating the period of time before which, within which or following which any act is to be done or any step is taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

ARTICLE II.

RESTRICTIONS ON TRANSFER OF SHARES.

2.1 Limitation on Transfer.

(a) Notwithstanding anything to the contrary contained in this Agreement, (i) each Shareholder hereby agrees that prior to the Initial Public Offering, without the approval of the Board of Directors, such Shareholder shall not Transfer any Ordinary Shares and/or Series A-1 Preferred Shares; (ii) each of Xiaomi and Prominent hereby agrees that prior to the Initial Public Offering, without the approval of the Board of Directors, such Shareholder shall not Transfer any Series F Preferred Shares, in each case other than (A) Transfers by any Shareholder to its Permitted Transferees in accordance with Section 2.2, (B) Transfers by any Shareholder in connection with an Initial Public Offering (to the extent such Shares are to be sold as part of such Initial Public Offering), or (C) Transfers by any Shareholder in connection with the sale of the Preferred Shares in accordance with Section 7.7; and (iii) each Shareholder holding Series G Preferred Shares (“Series G Preferred Shareholder”) agrees that prior to the earlier of (A) the Initial Public Offering and (B) the second anniversary of the date hereof, without the approval of the Board of Directors, each Series G Preferred Shareholder shall not Transfer any Series G Preferred Shares other than (A) Transfers by any Series G Preferred Shareholder to its Permitted Transferees, or (B) Transfers by any Series G Preferred Shareholder in connection with an Initial Public Offering (to the extent such Shares are to be sold as part of such Initial Public Offering); provided, that any Transfer by the Founder prior to the Initial Public Offering requires the affirmative approval of at least two-third majority of the members of the Board of Directors, which shall include the affirmative approval from the Series F Director. In the event that any Series G Preferred Shares are Transferred to any Person prior to the Initial Public Offering, such Transfer shall be conditioned on the transferee being subject to all restrictions applicable to the transferor in connection with the Transferred Series G Preferred Shares (including without limitation, in the case of any Transfer of Series G2 Preferred Shares, the obligation to execute and deliver to Baidu Holdings Limited an irrevocable voting undertaking (the “Voting Undertaking”) and an irrevocable voting proxy and power of attorney (the “Irrevocable Proxy”) in the forms attached as Exhibit C hereto prior to such Transfer).

(b) Any attempt to Transfer any Shares, or any rights thereunder in violation of this Agreement shall be null and void ab initio. Any Transfer not made in compliance with this Agreement shall not be recorded in the books of the Company and shall not be recognized by the Company.

2.2 Permitted Transfers.

Subject to compliance with Sections 2.3, 2.4 and 2.5, each of the Shareholders may Transfer all or a portion of its Shares to any of its respective Permitted Transferees. In addition, a Permitted Transferee of Shares pursuant to this Section 2.2 may Transfer its Shares pursuant to this Section 2.2 only to the initial transferring Shareholder or to a Person that is another Permitted Transferee of such initial transferring Shareholder. No Shareholder shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any Transfer or attempted Transfer in violation of this covenant shall be null and void ab initio.

2.3 Permitted Transfer Procedures.

(a) If any Shareholder wishes to Transfer its Shares to a Permitted Transferee pursuant to Section 2.2, such Shareholder shall give notice to the Company of its intention to make such a Transfer not less than ten (10) Business Days prior to effecting such Transfer, which notice shall state the name and address of each Permitted Transferee to whom such Transfer is proposed, the relationship of such Permitted Transferee to such transferring Shareholder, and the number of Shares proposed to be Transferred to such Permitted Transferee.

(b) In the event that a Permitted Transferee holding any Shares ceases to qualify, or expects to cease to qualify, as a Permitted Transferee in relation to the initial transferring Shareholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferring Shareholder received such Shares, as the case may be (an “Unwinding Event”):

(i) the relevant initial transferring Shareholder shall promptly notify the Company and the Major Shareholders and the Significant Shareholder of the occurrence, or expected occurrence, of such Unwinding Event; and

(ii) prior to such Unwinding Event, such initial transferring Shareholder shall, and shall cause the relevant Permitted Transferee to, take all actions necessary to effect a Transfer of the Shares held by the relevant Permitted Transferee back to such Shareholder or to another Person that qualifies as a Permitted Transferee of such initial transferring Shareholder.

2.4 Transfers in Compliance with Law.

Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this Section 2 or Section 3 of this Agreement unless (i) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit B-1, (ii) the Transfer complies in all respects with the applicable provisions of this Agreement, (iii) the Transfer complies in all respects with applicable securities laws, and (iv) the Transfer complies in all respects with Circular 37 (if applicable) and any related Requirements of Law (and the transferee has provided evidence of such compliance satisfactory to the Company).

2.5 Transfers to Direct Competitors.

(a) Notwithstanding any other provision of this Agreement, no Shareholder (other than Baidu Shareholders) shall Transfer any Shares to a Direct Competitor (as defined below). For the avoidance of doubt, the foregoing sentence does not prohibit any bona fide open-market sale and purchase of Shares to a Direct Competitor after the Initial Public Offering.

(b) For purposes of this Section 2.5, a “Direct Competitor” means (i) any entity listed in Schedule 2 attached hereto, and (ii) any other Person, whose business and operations compete directly with the Company’s Core Business. The Company is entitled to amend the definition of Direct Competitor, including without limitation the entities listed in Schedule 2, every six (6) months after January 25, 2017, the date on which the Notes are issued.

ARTICLE III.

RIGHT OF FIRST OFFER, TAG-ALONG RIGHTS.

3.1 Proposed Voluntary Transfers.

(a) Offering Notice.

Subject to Section 2, if a Selling Shareholder wishes to Transfer all or any portion of its, her or his Ordinary Shares or Series A-1 Preferred Shares, Series F Preferred Shares or Series G Preferred Shares to any Person (other than to a Permitted Transferee of such Selling Shareholder) (a “Third Party Purchaser”), such Selling Shareholder shall offer such Shares first (i) with respect to any Transfer of Ordinary Shares, to holders of Series Preferred Shares who are not Affiliates of such Selling Shareholder, and (ii) with respect to any Transfer of Series A-1 Preferred Shares, Series F Preferred Shares held by Xiaomi or Prominent or Series G Preferred Shares, to holders of the Series Preferred Shares (other than Xiaomi, Prominent and Series G Preferred Shareholders) (for the purpose of Section 3.1, each offeree as specified in subsection (i) and (ii) above, a “Rightholder” and collectively, the “Rightholders”), by sending written notice (an “Offering Notice”) to the Rightholders and to the Company, which written notice shall state (A) the number of Shares proposed to be Transferred (the “Offered Securities”), (B) the purchase price per Share for the Offered Securities that the Selling Shareholder is prepared to accept for the Offered Securities (the “Offer Price”), and (C) the other terms and conditions of the proposed Transfer. Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first offer provided for herein shall have been waived or shall have expired.

(b) Rightholder Option; Exercise.

(i) For a period of twenty (20) days after the giving of the Offering Notice pursuant to Section 3.1(a) (the “Rightholder Option Period”), the Rightholders shall have the right to purchase all, but not less than all, of the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice. Each Rightholder shall have the right to purchase that percentage of the Offered Securities determined by dividing (i) the total number of Series Preferred Shares (as the case may be) then owned by such Rightholder (on as-if converted basis) by (ii) the total number of Series Preferred Shares (as the case may be) then owned by all such Rightholders (on as-if converted basis). If any Rightholder does not fully subscribe for the number or amount of Offered Securities it is entitled to purchase within such twenty (20) days period, then each participating Rightholder who fully subscribed for the number of Offered Securities to which such Rightholder is entitled to under the second sentence of this Section 3.1(b)(i) and has indicated its willingness to purchase an additional amount within five (5) days following the expiration of the Rightholder Option Period (such five (5) days period, the “Rightholder Excess Option Period”) shall have the right to purchase that percentage of the Offered Securities not so subscribed for (for the purposes of this Section 3.1(b), the “Excess Offered Securities”) determined by dividing (x) the total number of Series Preferred Shares (as the case may be) then owned by such fully exercising Rightholder (on as-if converted basis) by (y) the total number of Series Preferred Shares (as the case may be) then owned by all such fully exercising Rightholders (on as-if converted basis) who elected to purchase Excess Offered Securities, but shall not be required to purchase more than the additional amount it has indicated as willing to purchase. The Company shall make the allocation among such participating Rightholders in accordance with the preceding sentence.

(ii) The right of each Rightholder to purchase all of the Offered Securities or Excess Offered Securities under subsection (i) above shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Rightholder Option Period or Rightholder Excess Option Period, as applicable, to the Selling Shareholder with a copy to the Company. Each such notice shall state (A) the number of Series Preferred Shares held by such Rightholder and (B) the number of Shares that such Rightholder is willing to purchase pursuant to this Section 3.1(b). The failure of a Rightholder to respond within the Rightholder Option Period or the Rightholder Excess Option Period, as applicable, to the Selling Shareholder shall be deemed to be a waiver of such Rightholder’s rights under subsection (i) above, provided that each Rightholder may waive its rights under subsection (i) above prior to the expiration of the Rightholder Option Period or Rightholder Excess Option Period, as applicable, by giving written notice to the Selling Shareholder, with a copy to the Company. Any of the holders of the Series Preferred Shares may assign to any of its Affiliates all or any portion of its rights as a Rightholder under this Section 3.1(b). If the Rightholders do not elect to purchase all of the Offered Securities prior to the expiration of the Rightholder Option Period or Rightholder Excess Option Period, as applicable, pursuant to Section 3.1(b), then the Selling Shareholder will not be required to sell the Offered Securities to any Rightholders and may, subject to Section 3.1(e), sell all of the Offered Securities to a Third Party Purchaser in accordance with Section 3.1(d).

(c) Closing.

The closing of the purchases of Offered Securities subscribed for by the Rightholders under Section 3.1(b) shall be held at the executive office of the Company at 11:00 a.m., local time, on the forty-fifth (45th) day after the giving of the Offering Notice pursuant to Section 3.1(a) or at such other time and place as the parties to the transaction may agree in writing. At such closing, the Selling Shareholder shall deliver a duly executed share transfer form together with the certificates representing the Offered Securities purchased by the Rightholders, and such Offered Securities shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Selling Shareholder shall so represent and warrant, and shall further represent and warrant that (i) it is the sole beneficial and legal owner of such Offered Securities and (ii) it has full authority and obtained all necessary consents to transfer such Offer Securities. Each Rightholder purchasing Offered Securities shall deliver at the closing payment in full in immediately available funds for the Offered Securities purchased by it or him. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate and the register of members of the Company shall be updated to reflect such Transfer.

(d) Sale to a Third Party Purchaser.

The Selling Shareholder may, subject to Section 3.1(e), sell all, but not less than all of the Offered Securities to a Third Party Purchaser on terms and conditions no more favorable than those set forth in the Offering Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within ninety (90) days after the earlier to occur of (i) the exercise or waiver by all of the Rightholders of their options to purchase the Offered Securities and (ii) the expiration of the Rightholder Option Period or the Rightholder Excess Option Period, as applicable (the “Contract Date”); and provided further, that such sale shall not be consummated unless and until (x) such Third Party Purchaser shall represent in writing to the Company and each Rightholder that it is aware of the rights and obligations of the Company and the Shareholders contained in this Agreement and (y) prior to the purchase by such Third Party Purchaser of any of such Offered Securities, such Third Party Purchaser shall become a party to this Agreement and shall agree to be bound by the terms and conditions hereof in accordance with Section 2.4 hereof. If such sale is not consummated within twenty (20) days after the Contract Date, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter by the Selling Shareholder without again offering the same to the Rightholders in accordance with this Section 3.1.

(e) Tag-Along Rights.

(i) If (A) a Selling Shareholder is Transferring Ordinary Shares or Series A-1 Preferred Shares to a Third Party Purchaser pursuant to Section 3.1(d), or (B) any Baidu Shareholder is Transferring Series Preferred Shares to a Third Party Purchaser prior to an Initial Public Offering, upon the consummation of which (1) the Baidu Shareholders collectively cease to hold the largest shareholding in the Company or (2) all Baidu Shareholders’ aggregate shareholding in the Company is below (x) 35% of the then outstanding Capital Stock of the Company on a fully-diluted and as-converted basis in the case of a Transfer to a strategic investor (which shall be determined in good faith by the Board of Directors and for the avoidance of doubt shall not include any investment fund or similar financial institution) or (y) 50% of the then outstanding Capital Stock of the Company on a fully-diluted and as-converted basis in the case of any other Transfer, then each Tag-Along Rightholder shall have the right to sell to such Third Party Purchaser, upon the terms set forth in the Tag Notice (as defined below), that number of Shares held by such Tag-Along Rightholder that is equal to the percentage of the Offered Securities proposed to be sold by the Selling Shareholder as determined by dividing (A) the total number of Series Preferred Shares (as the case may be) then owned by such Tag-Along Rightholder exercising its right pursuant to this Section 3.1(e) by (B) the sum of (1) the total number of Series Preferred Shares then owned by all such Tag-Along Rightholders exercising their rights pursuant to this Section 3.1(e) and (2) the total number of Shares then owned by the Selling Shareholders (each determined on an as-converted basis). For purposes of Sections 3.1(e)(ii) to 3.1(e)(iv), “Selling Shareholders” shall include any Baidu Shareholder that proposes to Transfer any Series Preferred Shares pursuant to Section 3.1(e)(i) and “Offered Securities” shall include such Series Preferred Shares.

(ii) The Selling Shareholder and the Tag-Along Rightholder(s) exercising their rights pursuant to this Section 3.1(e) shall effect the sale of the Offered Securities and such Tag-Along Rightholder(s) shall sell the number of Offered Securities elected to be sold by such Tag-Along Rightholder(s) pursuant to this Section 3.1(e), and the number of Offered Securities to be sold to such Third Party Purchaser by the Selling Shareholder shall be reduced accordingly.

(iii) The Selling Shareholder shall give written notice (the “Tag Notice”) to each Tag-Along Rightholder of each proposed sale by it of Offered Securities which gives rise to the rights of the Tag-Along Rightholders set forth in this Section 3.1(e), at least fifteen (15) Business Days prior to the proposed consummation of such sale, setting forth the name of such Selling Shareholder, the number of Offered Securities to be Transferred to the Third Party Purchaser, the total number of Shares held by such Selling Shareholder, the name and address of the proposed Third Party Purchaser, the proposed amount and form of consideration and any other material terms and conditions of payment offered by such Third Party Purchaser, the number of Shares that such Tag-Along Rightholder may sell to such Third Party Purchaser (determined in accordance with Section 3.1(e)(i)), and a representation that such Third Party Purchaser has been informed of the “tag-along” rights provided for in this Section 3.1(e) and has agreed to purchase Shares in accordance with the terms hereof. The tag-along rights provided by this Section 3.1(e) must be exercised by any Tag-Along Rightholder wishing to sell its Shares within ten (10) Business Days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Selling Shareholder indicating such Tag-Along Rightholder’s wish to exercise its rights and specifying the number of Shares (up to the maximum number of Shares owned by such Tag-Along Rightholder required to be purchased by such Third Party Purchaser) it wishes to sell, provided that any Tag-Along Rightholder may waive its rights under this Section 3.1(e) prior to the expiration of such ten (10) Business Day period by giving written notice to the Selling Shareholder, with a copy to the Company. The failure of a Tag-Along Rightholder to respond within such ten (10) Business Day period shall be deemed to be a waiver of such Tag-Along Rightholder’s rights under this Section 3.1(e). If a Third Party Purchaser fails to purchase Shares from any Tag-Along Rightholder that has properly exercised its tag-along rights pursuant to this Section 3.1(e), then the Selling Shareholder shall not be permitted to consummate the proposed sale of the Offered Securities, and any such attempted sale shall be null and void ab initio.

(iv) The closing of any sale of Shares under this Section 3.1(e) shall take place at the same time and place as the closing of the sale of Shares by the Selling Shareholder to the Third Party Purchaser pursuant to Section 3.1(d) or at such other time and place as the parties to the transaction may agree in writing. At such closing, if required by the definitive agreements governing such sale, the Tag-Along Rightholder shall deliver a duly executed share transfer form together with the share certificates representing the Shares being sold, and such Shares shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the Third Party Purchaser) and the Tag-Along Rightholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and legal owner of such Shares. At the closing, the Third Party Purchaser or a paying agent (if so provided in the definitive agreements governing such sale) shall deliver to the Tag-Along Rightholder payment in full in immediately available funds for the Shares purchased by the Third Party Purchaser. In order to be entitled to exercise its rights pursuant to this Section 3.1(e), each electing Tag-Along Rightholder shall make substantially the same representations, warranties and indemnities as the Selling Shareholder makes in connection with its Transfer of Offered Securities; provided, however, that no Tag-Along Rightholder exercising its rights pursuant to this Section 3.1(e) shall become obligated or liable to any Person in connection with such Transfer, in excess of the lesser of (x) its pro rata share of such liability (vis-a-vis the Selling Shareholder) and (y) the gross proceeds realized by such Tag-Along Rightholder in such sale. The consideration paid to the Tag-Along Rightholder shall be in the same form, proportion (if the consideration is a combination of both cash and securities) and amount per Share and have the same rights as the consideration paid by the Third Party Purchaser to the Selling Shareholder, unless such sale of Shares is pursuant to a Sale Transaction, in which case, (A) the consideration paid with respect to any Series Preferred Shares, as the case may be, shall be in the form and amount per Share determined and calculated based upon the rights and preferences of such Series Preferred Shares in the event of a Sale Transaction as set forth in the Seventh Restated Articles, and nothing in this Agreement shall in any way limit or derogate from the rights and preferences of the Series Preferred Shares in connection with a Sale Transaction and (B) as a result of rights and preferences of the Series Preferred Shares in the event of a Sale Transaction as set forth in the Seventh Restated Articles, the consideration paid with respect to such Series Preferred Shares, may have rights superior to the rights of the consideration paid by the Third Party Purchaser with respect to other Capital Stock of the Company.

ARTICLE IV.

FUTURE ISSUANCE OF SHARES; PREEMPTIVE RIGHTS.

4.1 Offering Notice.

Prior to the conversion of the Preferred Shares pursuant to the terms and conditions of the Seventh Restated Articles, except for (a) any issuance of Shares and options to purchase Ordinary Shares which may be issued pursuant to any share option or incentive plan for employees, officers and directors of the Company and/or its Subsidiaries, as approved and adopted in accordance with the terms of this Agreement and the Seventh Restated Articles, (b) any issuance of Capital Stock of the Company: (i) issued in connection with any share dividend, subdivision, combination or reclassification of Capital Stock in which all holders of Series Preferred Shares are entitled to participate on a pro rata basis with the Shareholders of other classes of Capital Stock or (ii) upon exercise, conversion or exchange of any Ordinary Share Equivalent (x) then outstanding or (y) issued in accordance with the terms of this Agreement and the Seventh Restated Articles, (c) any issuance of Ordinary Shares upon the conversion of the Preferred Shares, (d) any issuance of Capital Stock of the Company in consideration of an acquisition or merger, as approved by the Board of Directors in accordance with the terms of this Agreement and the Seventh Restated Articles, by the Company or any of its Subsidiaries of another Person or any Assets of another Person, and (e) Ordinary Shares issued in an Initial Public Offering, if the Company wishes to issue any Capital Stock or Ordinary Share Equivalents (collectively, “New Securities”) to any Person (the “Subject Purchaser”), then subject to Section 4.5, the Company shall offer such New Securities first to each of the Major Shareholders, the holders of Series F Preferred Shares and the Series G Preferred Shareholders (each, a “Preemptive Rightholder” and collectively, the “Preemptive Rightholders”) by sending written notice (the “New Issuance Notice”) to the Preemptive Rightholders, which New Issuance Notice shall state (1) the number of New Securities proposed to be issued and (2) the proposed purchase price per security of the New Securities (the “Proposed Price”) and the terms upon which such New Securities are proposed to be issued. Upon delivery of the New Issuance Notice, such offer to the Preemptive Rightholders shall be irrevocable unless and until the rights provided for in Section 4.2 shall have been waived or shall have expired.

4.2 Preemptive Rights; Exercise.

(a) Subject to Section 4.5, for a period of ten (10) Business Days after the delivery of the New Issuance Notice pursuant to Section 4.1, each of the Preemptive Rightholders shall have the right to purchase up to its Proportionate Percentage (as defined below) of the New Securities at a purchase price equal to the Proposed Price and upon the same terms and conditions set forth in the New Issuance Notice. Each Preemptive Rightholder shall have the right to purchase that percentage of the New Securities determined by dividing (x) the total number of Shares then owned by such Preemptive Rightholder exercising its rights under this Section 4.2 by (y) the total number of Shares then owned by all Shareholders (each determined on a fully-diluted and as-converted basis) (the “Proportionate Percentage”). If any Preemptive Rightholder does not fully subscribe for the number or amount of New Securities that it or he is entitled to purchase pursuant to the preceding sentence, then each Preemptive Rightholder which elected to purchase 100% of the New Securities to which such Preemptive Rightholder was entitled to purchase shall have the right to purchase that percentage of the remaining New Securities not so subscribed for (for the purposes of this Section 4.2(a), the “Excess New Securities”) determined by dividing (x) the total number of Shares then owned by such fully participating Preemptive Rightholder by (y) the total number of Shares then owned by all fully participating Preemptive Rightholders who elected to purchase Excess New Securities.

(b) The right of each Preemptive Rightholder to purchase the New Securities under subsection (a) above shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the ten (10) Business Day period referred to in Section 4.2(a) above, to the Company, which notice shall state the amount of New Securities that such Preemptive Rightholder elects to purchase pursuant to Section 4.2(a). The failure of a Preemptive Rightholder to respond within such ten (10) Business Day period shall be deemed to be a waiver of such Preemptive Rightholder’s rights under Section 4.2(a), provided that each Preemptive Rightholder may waive its rights under Section 4.2(a) prior to the expiration of such ten (10) Business Day period by giving written notice to the Company or pursuant to Section 4.5 hereof. Immediately following the expiration of such ten (10) Business Day period, the Company shall notify the Preemptive Rightholders who have exercised their initial right to purchase any New Securities in accordance with Section 4.2(a) as to the amount of Excess New Securities available for purchase by such Preemptive Rightholders. The right of each such Preemptive Rightholder to purchase the Excess New Securities under subsection (a) above shall be exercisable by delivering written notice of the exercise thereof, within five (5) Business Day following receipt of the Company’s notice in respect of the Excess New Securities, to the Company, which notice shall state the amount of Excess New Securities that such Preemptive Rightholder elects to purchase pursuant to Section 4.2(a). The failure of a Preemptive Rightholder to respond within such five (5) Business Day period shall be deemed to be a waiver of such Preemptive Rightholder’s rights to purchase any Excess New Securities under Section 4.2(a), provided that each Preemptive Rightholder may waive its rights under Section 4.2(a) prior to the expiration of such five (5) Business Day period by giving written notice to the Company or pursuant to Section 4.5 hereof.

4.3 Closing.

The closing of the purchase of New Securities subscribed for by the Preemptive Rightholders under Section 4.2 shall be held at the executive offices of the Company at 11:00 a.m., local time, on (a) the thirtieth (30th) Business Day after the giving of the New Issuance Notice pursuant to Section 4.1, if the Preemptive Rightholders elect to purchase all of the New Securities under Section 4.2, (b) the date of the closing of the sale to the Subject Purchaser made pursuant to Section 4.4 if the Preemptive Rightholders elect to purchase some, but not all, of the New Securities under Section 4.2 or (c) at such other time and place as the parties to the transaction may agree in writing. At such closing, the Company shall deliver a copy of the register of members of the Company updated to reflect the New Securities issued, together with the share certificates representing the New Securities, and such New Securities shall be issued free and clear of all Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Company shall so represent and warrant, and further represent and warrant that such New Securities shall be, after payment therefor and upon issuance thereof to the Preemptive Rightholders, duly authorized, validly issued, fully paid and non-assessable. Each Preemptive Rightholder purchasing the New Securities shall deliver at the closing payment in full in immediately available funds for the New Securities purchased by him or it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

4.4 Sale to Subject Purchaser.

The Company may sell to the Subject Purchaser all of the New Securities not purchased by the Preemptive Rightholders pursuant to Section 4.2 on terms and conditions that are no more favorable than those set forth in the New Issuance Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within sixty (60) Business Days following the earlier to occur of (i) the waiver by the Preemptive Rightholders of their option to purchase New Securities pursuant to Section 4.2, and (ii) the expiration of the ten (10) Business Day period referred to in Section 4.2. If such sale is not consummated within such sixty (60) Business Day period for any reason, then the restrictions provided for herein shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Company without again offering the same in accordance with this Section 4. The closing of any issuance and purchase pursuant to this Section 4.4 shall be held at a time and place as the parties to the transaction may agree within such sixty (60) Business Day period.

4.5 Waiver of Preemptive Rights.

The right of the Preemptive Rightholders to purchase the New Securities pursuant to Section 4.2 above may be waived (either generally or in a particular instance and either retroactively or prospectively) with respect to any given issuance of New Securities (i) as to each Preemptive Rightholder who waives in writing its right to purchase its Proportionate Percentage of any issue of New Securities, or (ii) on behalf of all Preemptive Rightholders by the affirmative vote or written consent of Shareholders holding at least two-thirds (2/3) of the then outstanding Series Preferred Shares, voting together as a single and separate class, on an as-converted basis.

ARTICLE V.

AFTER-ACQUIRED SECURITIES; AGREEMENT TO BE BOUND.

5.1 After-Acquired Securities.

All of the provisions of this Agreement shall apply to all of the Shares and Ordinary Share Equivalents now owned or which may be issued or transferred hereafter to a Shareholder in consequence of any additional issuance, purchase, exchange or reclassification of any such Shares or Ordinary Share Equivalents, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Shareholder in any other manner.

5.2 Agreement to be Bound.

The Company shall not issue any shares of Capital Stock or any Ordinary Share Equivalents to any Person not a party to this Agreement, unless such Person has (i) provided evidence satisfactory to the Company that it has complied with all applicable requirements of Circular 37 (if applicable) and any related Requirements of Law with respect to such issuance and (ii) has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit B-1 or Exhibit B-2, as applicable; provided, however, that notwithstanding the foregoing, Persons who are issued Ordinary Shares Equivalents pursuant to the terms and conditions of the Option Plan (as defined below) shall not be required to become a party to this Agreement if the Ordinary Share Equivalents issued to such Person under the Option Plan (together with any other Ordinary Share Equivalents then held by such Person) represents less than one percent (1%) of the Company’s outstanding Shares, on a fully-diluted and as-converted basis.

ARTICLE VI.

CORPORATE GOVERNANCE.

6.1 General.

At any regular or special meeting of shareholders of the Company or any Group Entity, or in any written consent executed in lieu of such a meeting of shareholders (a) each party hereto shall, in its capacity as a shareholder of the Company or any Group Entity, as applicable (the “Voting Holder”), vote its shares in the Company or any Group Entity, as applicable, and each Voting Holder and the Company or Group Entity (as applicable) shall take all other actions necessary, to give effect to the provisions of this Agreement (including Sections 6.3 and 6.6 hereof) and to ensure that the charter documents of the Company and/or the Group Entities (including the Seventh Restated Articles) do not, at any time hereafter, conflict in any respect with the provisions of this Agreement; (b) each Voting Holder shall vote his, her or its shares in the Company or any Group Entity (as applicable), upon any matter submitted for action by the shareholders or with respect to which such Voting Holder may vote or act by written consent executed in lieu of such a meeting of shareholders, in conformity with the specific terms and provisions of this Agreement and the Seventh Restated Articles; and (c) no Voting Holder shall vote his, her or its shares in the Company or any Group Entity in favor of any amendment of the charter documents of the Company or any Group Entity (including the Seventh Restated Articles) which would conflict with, or purport to amend or supersede, any of the provisions of this Agreement (including Sections 6.3 and 6.6 hereof).

6.2 Shareholder Actions.

In order to effectuate the provisions of this Agreement, each Voting Holder (a) hereby agrees that when any action or vote is required to be taken by such Voting Holder pursuant to this Agreement, such Voting Holder shall use his, her or its reasonable best efforts to call, or cause the appropriate officers and directors of the Company or the Group Entity, as applicable, to call, a meeting of the shareholders, or to execute or cause to be executed a written consent of the shareholders in lieu of such a meeting of shareholders to effectuate such shareholder action, (b) shall use his, her or its reasonable best efforts to cause the Board of Directors or board of directors of the Group Entities, as applicable, to adopt, either at a meeting of the board of directors or by unanimous written consent of the board of directors, all the resolutions necessary to effectuate the provisions of this Agreement, and (c) shall use his, her or its reasonable best efforts to cause the Board of Directors or board of directors of the Group Entities, as applicable, to cause the appropriate officers of the Company or the Group Entities, as applicable, not to record any vote or consent contrary to the terms of this Agreement.

6.3 Board Representation.

(a) Board of Directors.

The Seventh Restated Articles shall provide that the Board of Directors shall consist of seven (7) members, which number of members shall not be changed except pursuant to an amendment to the Seventh Restated Articles. In addition, the Seventh Restated Article shall provide that (i) the holders of a majority of the Ordinary Shares, voting together as a single class, shall be entitled to appoint and remove one (1) member of the Board of Directors, (the “Ordinary Director”); (ii) the holders of a majority of the Series Preferred Shares (excluding the Series G2 Preferred Shares), voting together as a single and separate class, shall be entitled to appoint and remove three (3) members of the Board of Directors (the “Series Preferred Directors”), (iii) the Significant Shareholder shall be entitled to appoint and remove one (1) member of the Board of Directors (the “Series F Director”), and (iv) the holders of a majority of the Ordinary Shares and the Preferred Shares, voting together as a single class and on an as-converted basis, shall be entitled to appoint and remove the remaining two (2) members of the Board of Director, of whom (x) one member shall be the Chief Executive Officer (the “CEO Director”), and (y) the other member shall be an independent director with relevant industry experience who is not an Affiliate of any of the Major Shareholders, Xiaomi, Prominent or any Series G Preferred Shareholder (the “Independent Director”).

Each Shareholder shall, at any time it is entitled to vote for the election of the members of the Board of Directors, vote all of its Shares that are entitled to vote or execute proxies or written consents, as the case may be, at any regular or special meeting of shareholders (or by written consent) and take any and all other necessary action (including causing the Company to call a special meeting) in order to elect persons to the Board of Directors in accordance with Section 6.3 and as follows:

(v) the Ordinary Director shall be designated in writing by the Baidu Shareholders and such Ordinary Director shall initially, as of the date hereof, be Zhixiang Liang;

(vi) the Series Preferred Directors shall initially be designated by the Baidu Shareholders and such Series Preferred Directors shall initially, as of the date hereof, be Qi Lu, Dongmin Ma, Yanhong Li;

(vii) the Series F Director shall be designated by Xiaomi and shall initially, as of the date hereof, be Chuan Wang;

(viii) the CEO Director shall, as of the date hereof, be Mr. Yu Gong; and

(ix) the Independent Director shall be designated by the Baidu Shareholders and such Independent Director shall initially, as of the date hereof, be Mr. Xuyang Ren.

(b) Removal; Vacancy.

Each Shareholder shall, at any time it is entitled to vote for the election of the members of the Board of Directors, vote all of its Shares that are entitled to vote or execute proxies or written consents, as the case may be, at any regular or special meeting of shareholders (or by written consent) and take any and all other necessary action (including causing the Company to call a special meeting) in order to ensure that:

(i) the Ordinary Director elected pursuant to Section 6.3(a) may not be removed from office unless such removal is directed in writing in accordance with Section 6.3(a);

(ii) no Series Preferred Directors elected pursuant to Section 6.3(a) may be removed from office unless such removal is directed in writing in accordance with Section 6.3(a);

(iii) the Series F Director elected pursuant to Section 6.3(a) may not be removed from office unless such removal is directed in writing in accordance with Section 6.3(a); and

(iv) any vacancies created by the resignation, removal or death of any member of the Board of Directors elected pursuant to Section 6.3(a) shall be promptly filled pursuant to the provisions thereof.

In addition, if the CEO Director is no longer Chief Executive Officer, then such CEO Director shall be deemed to have automatically resigned from the Board of Directors immediately upon ceasing to be Chief Executive Officer without taking further actions and the vacancy created thereby shall be filled by the newly-appointed Chief Executive Officer.

(c) Committees of the Board.

The composition of any and all committees of the Board of Directors (whether currently in existence or those that may be formed and established in the future) shall include at least one Ordinary Director and one Series Preferred Director, unless such Ordinary Director or Series Preferred Director, as applicable, affirmatively declines to be a member of such committee.

6.4 Board Meetings.

(a) The Company and the parties hereto shall take all steps necessary to ensure that the Board of Directors shall meet or convene at least once a year. Prior to a meeting of the Board of Directors, the Company shall send all notices of such meeting of the Board of Directors, copies of agenda and any materials to be presented at such meeting of the Board of Directors (if any), to each Director to his or her contact address such Director has notified the Company in writing.

(b) A quorum of the Board of Directors shall consist of (i) a majority of the members of the Board of Directors, and (ii) the presence of at least one Ordinary Director or one Series Preferred Director; provided, however, that if at two consecutive duly convened meetings of the Board of Directors, a requisite quorum is not achieved based solely upon the consecutive failure to attend such meetings by an Ordinary Director or a Series Preferred Director, (such member of the Board of Directors is referred to as the “Absent Director”), then at the next duly convened meeting of the Board of Directors, a quorum shall only require the presence of a majority of the members of the Board of Directors, without the additional requirement of the presence of the Absent Director.

(c) Any material action of the Company or any Group Entity in connection with the following matters shall be submitted to the Board of Directors for review and discussion pursuant to this Section 6.4(c). Neither the Company nor any Group Entity shall take any of the following actions without the affirmative approval of at least two-thirds of the members of the Board of Directors at a duly convened meeting at which a quorum is present:

(i) to sell or dispose of the whole or a substantial part of the Assets of the Company and the Group Entities, taken as a whole;

(ii) to increase, reduce or cancel the authorized or issued Shares or issue, allot, purchase or redeem any Capital Stock convertible into or carrying a right of subscription in respect of Shares or grant or issue any options or warrants or which may require the issue of Shares in the future by the Company or do any act which has the effect of diluting or reducing the then effective shareholding of the Shareholders, other than issuance of Ordinary Shares upon conversion of the Preferred Shares or exercise of outstanding options or warrants, issuance under the Option Plan, redemption of any Share exercised by holders of the Preferred Shares, repurchase of any Share from terminated employees, officers or consultants;

(iii) to make any distribution of profits amongst the Shareholders by way of dividend, (interim and final) capitalization of reserves or otherwise, other than any such distribution by any Group Entity to the Company;

(iv) to appoint or settle the terms of appointment of each Key Officer;

(v) to adopt or alter the terms of any Option Plan;

(vi) to adopt any material change of the accounting policies previously adopted or change the financial year of the Company;

(vii) to appoint or change the auditors of the Company and/or any Group Entity;

(viii) to acquire or make any investment or incur any commitment in connection therewith in excess of US$3 million in a single transaction by the Company and/or any Group Entity;

(ix) to borrow any money or obtain any financial facilities in excess of US$3 million in a single transaction except pursuant to facilities obtained from banks or other financial institutions in the ordinary course of business;

(x) to create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating charge, mortgage, encumbrance or other security) on all or any of the Assets of the Company and/or any Group Entity, except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business not exceeding RMB500,000 (or its equivalent in other currency or currencies) or in excess of RMB2 million at any time in any financial year;

(xi) to make any material amendment to the Seventh Restated Articles; and

(xii) to dispose the Company’s interest, directly or indirectly, in any Group Entity for consideration in excess of RMB5 million in a single transaction.

(d) Subject to the provisions of Sections 6.4(c) and 6.6, any other action or decision of the Board of Directors requires the affirmative approval of a majority of the members of the Board of Directors present at a duly convened meeting at which a quorum is present, including the affirmative approval of at least one Ordinary Director or one Series Preferred Director.

(e) The Company shall reimburse the members of the Board of Director for all reasonable expenses (including airfare, transportation, meals and lodging) incurred in connection with attending any meetings of the Board of Directors and all committees thereof.

6.5 Director Liability; D&O Insurance; Key-Person Insurance.

(a) The Seventh Restated Articles shall at all times provide for the indemnification of the members of the Board of Directors as applicable to the maximum extent provided by law.

(b) The Company shall, if and when determined by the Board of Directors, obtain and maintain a directors’ liability insurance policy.

(c) The Company shall, if and when determined by the Board of Directors, obtain and maintain “key-person” life insurance policy on the Chief Executive Officer.

6.6 Material Actions; Series Preferred Protective Provisions.

(a) The parties acknowledge and agree that all of the following material actions of, or relating to, the Company or any Group Entity shall be submitted to the Shareholders for their review and discussion pursuant this Section 6.6(a). In addition, neither the Company nor any of the Group Entities shall take any of the following actions without the prior written consent of the holders of (x) at least a majority of the then outstanding Series Preferred Shares (excluding the Series G2 Preferred Shares); (y) at least a majority of the then outstanding Series F Preferred Shares subject to the condition that Xiaomi and Prominent jointly continue to hold at least 6.25% of the then outstanding Capital Stock of the Company on a fully-diluted and as-converted basis; and (z) at least a majority of the then outstanding Series G1 Preferred Shares subject to the condition that the Series G1 Preferred Shareholders jointly continue to hold at least 6.25% of the then outstanding Capital Stock of the Company on a fully-diluted and as-converted basis:

(i) to cease to conduct or carry on the business of the Company and/or any Group Entity substantially as now conducted or change the business activities of the Company and/or any Group Entity in material aspect;

(ii) to pass any resolution for the winding up of the Company and/or any Group Entity or undertake any liquidation, or apply for the appointment of a receiver or judicial manager or like officer, concerning the Company and/or any Group Entity; and

(iii) to enter into any transactions between any director or shareholder of the Company and/or any Group Entity, on the one side, and the Company and/or any Group Entity, on the other side, and any modification or amendment to terms and conditions of such transactions, including the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director or shareholder of the Company and/or any Group Entity, in each case that involves the payment in excess of RMB5 million in a single transaction, other than (A) the adoption or alteration of terms of any share option or incentive plan for employees, officers and directors of the Company and/or its Subsidiaries, including without limitation any transaction pursuant to such share option or incentive plan, (B) the transactions occurred during the ordinary course of business of the Company and/or any Group Entity and (C) the transactions between any of the Baidu Shareholders, on one side, and the Company and/or any Group Entity, on the other side.

(b) Notwithstanding the foregoing, (i) any amendment to the terms of the Preferred Shares (other than the Series G Preferred Shares) that materially and adversely affects the rights, preferences or privileges of a holder thereof in a manner that is disproportionate to the manner in which it affects other holders (including by way of reclassification of any Preferred Shares, repurchase or redemption of any Preferred Share, share split or distribution of share dividends) shall require the prior written consent of such affected holder; and (ii) any amendment to the terms of the Series G Preferred Shares that materially and adversely affects the economic rights of the holders thereof in a manner that is disproportionate to the manner in which it affects holders of other Shares shall require the prior written consent of the holders of at least a majority of the then outstanding Series G Preferred Shares. For the avoidance of doubt, the consent requirement in the preceding sub-clause (ii) shall not be affected by the execution of the Voting Undertaking and the Irrevocable Proxy by holders of the Series G2 Preferred Shares.

(c) Prior to the Initial Public Offering, any merger, consolidation or scheme of arrangement of the Company with a controlled Affiliate of Baidu, Inc. shall only be initiated based on the then fair market value of the Company to be agreed between the holders holding a majority of the then outstanding Series G Preferred Shares and Baidu, Inc.

6.7 Authority of the Board of Directors.

Subject to Section 6.6 of this Agreement, the provisions of the Seventh Restated Articles and any applicable Requirement of Law, the Board of Directors shall have the ultimate responsibility for the management and control of the Company and the Group Entities (through the Company’s control of the Group Entities), and the Board of Directors shall be required to make all material decisions of the Company and the Group Entities (through the Company’s control of the Group Entities), and all decisions that are outside the ordinary course of business. All matters in respect of such decisions must be referred to the Board of Directors (or the designated committee thereof), and no Shareholder or officer shall take any actions purporting to commit the Company in relation to any such matters without the approval of the Board of Directors (or the designated committee thereof).

6.8 Material Actions and each Group Entity.

The Company covenants and agrees that it shall procure that, and each of the Voting Holders covenants and agrees that it will cause the Company and each Group Entity to procure that, none of the Company, any Group Entity, or any of their respective officers, directors, employees, agents or representatives takes any action described in Section 6.6 in relation to any Group Entity, whether by way of shareholder approval, consent, ratification or otherwise, without the requisite written consents as provided in Section 6.6.

6.9 Discrepancies.

If there is any discrepancy between any provision of this Agreement and any provision of the Seventh Restated Articles or the charter documents of any Group Entity, the provisions of this Agreement shall prevail only as between the Shareholders in relation to the Company, and the parties shall procure that the Seventh Restated Articles or the charter documents of the relevant Group Entity, as the case may be, are promptly amended, to the maximum extent permitted by the applicable law, in order to conform with this Agreement; provided, however, that nothing in this Agreement shall limit or reduce, or authorize the limitation, change or reduction of the rights of the Preferred Shares as set forth in the Seventh Restated Articles.

ARTICLE VII.

AFFIRMATIVE COVENANTS.

The covenants as set forth below in this Article VII are hereby made and agreed to:

7.1 Books and Records.

The Company shall, and the parties hereto shall cause the Group Entities to, keep proper books of records and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and the Group Entities in accordance with US GAAP or with respect to the Group Entities established under the laws of the PRC, PRC GAAP, in each case, consistently applied.

7.2 Financial Information.

The Company will furnish the following information as set forth in (a) to (f) to each Major Shareholder, and will furnish the following information as set forth in (a) to (c) to the Significant Shareholder:

(a) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company and the Group Entities, as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and the Group Entities, for such year, prepared in English in accordance with US GAAP and setting forth in each case in comparative form the applicable figures from the Company’s operating plan for such year and the figures for the previous fiscal year, all in reasonable detail and audited by one of the Big Four which is registered with the Public Company Accounting Oversight Board and selected by the Company in accordance with the terms of this Agreement and the Seventh Restated Articles;

(b) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, the Budget of the next fiscal year;

(c) As soon as practicable after the end of each fiscal quarter, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and the Group Entities as of the end of such fiscal quarter, and consolidated statements of income and cash flows for such period, prepared in English in accordance with US GAAP, and quarterly management accounts containing key operating indicators and setting forth in comparative form the figures from the Company’s operating plan for the corresponding period;

(d) As soon as practicable after the end of each calendar month, and in any event within twenty (20) days thereafter, a consolidated balance sheet of the Company and the Group Entities as of the end of such calendar month, and consolidated statements of income and cash flows for such period, prepared in English in accordance with US GAAP and setting forth in each case in comparative form the figures from the Company’s operating plan for the corresponding period;

(e) As soon as practicable, but in any event within five (5) Business Days after the filing or submission of any material reports or other material documents by the Company or any Group Entity with any Governmental Authority or securities exchange, copies of any such reports or documents so filed or submitted; and

(f) As soon as practicable, but in any event within three (3) Business Days after providing such information to all holders of Capital Stock of a Group Entity, as applicable, copies of all such documents or other information sent to such holders.

Notwithstanding the foregoing, the Series G Preferred Shareholders acknowledge that the Company is a material Subsidiary of Baidu, Inc. whose financial statements are consolidated with those of Baidu, Inc. and that the material financial and business conditions of the Company are disclosed in the annual reports of Baidu, Inc. The Series G Preferred Shareholders shall have the right to obtain such information with respect to the Company as disclosed in the annual reports of Baidu, Inc. In the event that any Series G Preferred Shareholder requests from the Company any information that is not disclosed in the annual reports of Baidu, Inc., the Company shall not be obligated to furnish such information to such Series G Preferred Shareholder if the Company determines in good faith that such information is confidential or proprietary or is not otherwise suitable for disclosure to such Series G Preferred Shareholder.

7.3 Operating Plan and Budget.

On or prior to the date which is ninety (90) days after the end of each fiscal year, the CEO Director shall present to the Board of Directors for its review and approval in accordance with Section 6.4(d), a detailed operating budget of the Company and the Group Entities (the “Budget”) for the following fiscal year.

7.4 Inspection.

Each of the Company and the Group Entities shall (a) afford the officers, employees, auditors and other agents of each of the Major Shareholder and the Significant Shareholder (provided, that the Board of Directors has not reasonably determined that such Major Shareholders or the Significant Shareholder is a Direct Competitor), during normal business hours and upon reasonable notice, reasonable access and consultation rights at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices and other facilities and to all books and records (and make copies and take extracts therefrom), and (b) afford such Major Shareholder and the Significant Shareholder the opportunity to discuss the affairs, finances and accounts of the Company and the Group Entities with their respective officers from time to time as each such Major Shareholder or the Significant Shareholder may reasonably request; provided, however, that the Company and the Group Entities shall not be obligated pursuant to this Section 7.4 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company/Group Entities and its counsel.

7.5 Proprietary Information and Inventions Assignment Agreements.

All existing and future officers and key employees of the Company or any Group Entities shall enter into a proprietary information and inventions assignment agreement, and non-competition/non-solicitation agreement, each in form and substance reasonably acceptable to the Series Preferred Directors.

7.6 Employee Stock Options.

(a) The Company has previously reserved for issuance 589,729,714 Ordinary Shares which currently represents approximately 12.65% of the Company’s outstanding Shares, on a fully-diluted and as-converted basis as of the date hereof for issuance to employees, officers, directors or consultants of the Company or any Group Entity pursuant to a duly adopted equity incentive plan (the “Option Plan”). Any Ordinary Shares or Ordinary Share Equivalents to be issued pursuant to the Option Plan shall have an exercise price that is no less than the then current fair market value, unless otherwise approved by the Board of Director pursuant to Section 6.4(c).

(b) Unless otherwise approved by the Board of Directors, any Ordinary Shares or Ordinary Share Equivalents to be issued pursuant to the Option Plan shall be subject to (i) customary 4-year vesting provisions (including a first year cliff vesting provision and subsequent monthly, quarterly, semi-annual or annual vesting thereafter, as determined by the Board of Directors) and (ii) customary transfer restrictions on such Ordinary Shares or Ordinary Share Equivalents (whether vested or unvested) prior to the Initial Public Offering.

7.7 Certain Obligations relating to the Redemption of the Series Preferred Shares.

In accordance with the Seventh Restated Articles, if (i) on any date on which the “Redemption Price” (as such term is defined in the Seventh Restated Articles) with respect to the Series Preferred Shares (excluding Series F Preferred Shares and Series G Preferred Shares) or any installment thereof is payable, and (ii) the funds of the Company legally available for redemption of the Series Preferred Shares (excluding Series F Preferred Shares and Series G Preferred Shares) are insufficient to make such payment in full, then, at the option of, and upon the receipt by the Company of a written request notice from the holders of at least a majority of the then outstanding Series Preferred Shares (excluding Series F Preferred Shares and Series G Preferred Shares), the Company shall, within twenty (20) Business Days of its receipt of such notice and at its own costs, initiate (i) a process for the sale of such Series Preferred Shares (excluding Series F Preferred Shares and Series G Preferred Shares) at a price not lower than the Redemption Price or (ii) such other fundraising process that will generate proceeds sufficient for the redemption of such Series Preferred Shares (excluding Series F Preferred Shares and Series G Preferred Shares), and the Company shall, in each case, use its reasonable best efforts to effectuate such sale or fundraising transaction, subject to the prior approval by the holders of at least a majority of the then outstanding Series Preferred Shares (excluding Series F Preferred Shares and Series G Preferred Shares) with respect to the terms and conditions of the sale or other fundraising transaction, as the case may be. In connection with the foregoing, each of the Shareholders shall take any and all necessary actions, as reasonably requested in writing by the Company or the holders of a majority of the then outstanding Series Preferred Shares (excluding Series F Preferred Shares and Series G Preferred Shares), to permit the Company to effect such sale or other fundraising transaction to redeem the Series Preferred Shares (excluding Series F Preferred Shares and Series G Preferred Shares) in accordance with foregoing and the terms of the Seventh Restated Articles.

7.8 Initial Public Offering.

Each of the Company, the Group Entities and the Founder hereby undertakes to the Shareholders (other than Cannes) that he/it shall use reasonable best efforts to achieve a Qualified IPO.

7.9 Confidentiality.

(a) Each of the Shareholders agrees that it shall (and shall cause its Affiliates and its and their officers, directors, employees, partners, legal counsel, agents and representatives (collectively, the “Confidentiality Affiliates”) to) (i) hold confidential and not disclose (other than by a Shareholder to its Confidentiality Affiliates having a reasonable need to know in connection with the permitted purposes hereunder), without the prior written consent of (x) the Company and (y) the Major Shareholders, all confidential or proprietary written, recorded or oral information or data (including research, developmental, engineering, manufacturing, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, know-how and computer programming and other software techniques) provided or developed by the Company, any of the Group Entities, another Shareholder or its Confidentiality Affiliates in connection herewith or with the business of the Company or any Group Entity, whether such confidentiality or proprietary status is indicated orally or in writing or in a context in which the Company or the disclosing Shareholder or its Confidentiality Affiliates reasonably communicated, or the receiving Shareholder or its Confidentiality Affiliates should reasonably have understood, that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (the “Confidential Information”) and (ii) use such Confidential Information only for the purposes of performing its obligations hereunder to which it is a Shareholder and carrying on the business of the Company and monitoring its investment in the Company; provided, however, that a Shareholder hereto may disclose any such Confidential Information on a confidential basis to current and prospective lenders in connection with a loan or prospective loan to such Shareholder and to prospective purchasers of the securities of such Shareholder, as well as to their legal counsel, auditors, agents and representatives. Notwithstanding the foregoing, a Shareholder may disclose any such Confidential Information on a confidential basis to limited partners or prospective limited partners or investors of such Shareholder or its Confidentiality Affiliates.

(b) The obligations contained in Section 7.9(a) shall not apply, or shall cease to apply, to Confidential Information if or when, and to the extent that, such Confidential Information (i) was, or becomes through no breach of the receiving Shareholder’s obligations hereunder, known to the public, (ii) becomes known to the receiving Shareholder or its Confidentiality Affiliates from other sources under circumstances not involving any breach of any confidentiality obligation between such source and the Company or any Group Entity or between such source and the disclosing Shareholder’s or discloser’s Confidentiality Affiliates or a third party, (iii) is independently developed by the receiving Shareholder or its Confidentiality Affiliates, or (iv) is required to be disclosed by any Requirement of Law.

(c) Except as required by any Requirement of Law, each of the Shareholders agrees that it will not issue or release for external publication any article or advertising or publicity matter relating to the Company or its business without the prior unanimous consent of the Board of Directors; provided that none of the Shareholders shall issue or release for external publication any article or advertising or publicity matter relating to the Company or its business referencing or mentioning another Shareholder or its Affiliates without first obtaining the written consent of such other Shareholder.

ARTICLE VIII.

SAFE CIRCULAR 37 AND LEGENDS

8.1 Compliance with Circular 37.

Each Shareholder, to the extent it is subject to or under the jurisdiction of Circular 37, hereby covenants to the Company that it shall fully comply in all material respects with Circular 37. If requested by the Company, an opinion of PRC counsel to any Shareholder acquiring or disposing of ownership or control of any Shares shall be delivered to the Company prior to such transaction at such acquiring or disposing Shareholder’s expense, to the effect that such transaction (including the disposition of any proceeds therefrom) complies with Circular 37 and that all registrations, approvals or other governmental procedures required thereunder to be completed in connection with such transaction have been completed.

8.2 Share Certificate Legend.

(a) A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Shares now held or hereafter acquired by any Shareholder shall for as long as this Agreement is effective bear legends substantially in the following forms:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED IN ANY JURISDICTION AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE SEVENTH RESTATED ARTICLES AND A SHAREHOLDERS AGREEMENT AMONG THE COMPANY AND THE SHAREHOLDERS NAMED THEREIN. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE SHAREHOLDERS AGREEMENT.

(b) If any Shares cease to be subject to any and all restrictions on Transfer and all other obligations set forth in the Seventh Restated Articles and this Agreement, the Company, upon the written request from the holders of such Shares, shall issue to such Shares a new certificate evidencing such Shares without the legend required by this Section 8.2 endorsed thereon.

ARTICLE IX.

REGISTRATION RIGHTS.

9.1 Applicability of Rights.

Each of the Major Shareholders, the holders of the Series F Preferred Shares and the Series G Preferred Shareholders shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange. The parties hereto recognize, however, the likelihood that there may be one or more registrations or an analogous procedure such as the application for listing accompanied by the issue of a prospectus or equivalent listing particulars in a jurisdiction other than the United States. It is, accordingly, their intention that whenever any provision in this Article IX refers to a law or institution of the United States but the parties hereto wish to effectuate a registration or an analogous procedure such as the application for listing accompanied by the issue of a prospectus or equivalent listing particulars in a different jurisdiction, reference in this Article IX to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question and registration shall be construed, as appropriate, to include an application for listing of the Ordinary Shares on a recognized stock exchange accompanied by the issue of a prospectus or equivalent listing particulars.

9.2 Definitions.

For purposes of this Article IX:

(a) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor statute.

(b) “Existing Initiating Holder” means a Holder or Holders of at least thirty percent (30%) of the Registrable Securities Then Outstanding.

(c) “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) “Holder” means any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Article IX have been duly assigned in accordance with this Agreement.

(e) “Initiating Holders” means the Existing Initiating Holder(s), the Series F Initiating Holder(s) and the Series G Initiating Holder(s).

(f) “Registration” means a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC in accordance with the Securities Act. The terms “register” and “registered” shall have correlative meanings.

(g) “Registrable Securities” means: (i) any Ordinary Shares acquired by the Major Shareholders from time to time, (ii) any Ordinary Shares issued or issuable to the Shareholders (A) pursuant to conversion of any Preferred Shares, or (B) pursuant to the preemptive right provided under Article IV hereof, (iii) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any securities of the Company described in clauses (i) and (ii) of this subsection (g), and (iv) any other Ordinary Shares of the Company issued or issuable to the Shareholders with respect to the securities of the Company described in clauses (i) and (ii) of this subsection (g) by way of share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; excluding any Shares sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(h) “Registrable Securities Then Outstanding” means Ordinary Shares that are Registrable Securities and are then issued and outstanding, issuable upon conversion of the Preferred Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(i) “Registration Expenses” means all expenses incurred by the Company in complying with Sections 9.3, 9.4 and 9.5 hereof, including all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one special counsel for the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(j) “Request Notice” has the meaning set forth in Section 9.3(a).

(k) “SEC” means the U.S. Securities and Exchange Commission, and its successor.

(l) “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(m) “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 9.3, 9.4 or 9.5 hereof.

(n) “Series F Initiating Holder” means a Holder or Holders of at least thirty percent (30%) of the Registrable Securities issued or issuable upon conversion of the Series F Preferred Shares then outstanding.

(o) “Series G Initiating Holder” means a Holder or Holders of at least thirty percent (30%) of the Registrable Securities issued or issuable upon conversion of the Series G Preferred Shares then outstanding.

(p) “Violation” has the meaning set forth in Section 9.9(a).

9.3 Demand Registration.

(a) Request by Holders.

If at any time after the earlier of the expiry of (i) the four (4)-year period following the date of this Agreement and (ii) the one hundred eighty (180) day period following the effective date of the registration statement for the Initial Public Offering, the Company receives a request from the Initiating Holders that the Company file a registration statement under the Securities Act covering the Registrable Securities pursuant to this Section 9.3, then the Company shall, within ten (10) Business Days following the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use its reasonable best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 9.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6)-month period prior to the date of such request, already effected a Registration pursuant to this Section 9.3 or Section 9.5 (provided, that the Company is actively employing in good faith reasonable best efforts to cause such registration statement to become effective) or in which the Holders had an opportunity to participate pursuant to the provisions of Section 9.4, other than a Registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such Registration) pursuant to the provisions of Section 9.4(a), provided, further that the Holders, together with the holders of any other securities of the Company entitled to inclusion in such Registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of no less than US$50,000,000. For purposes of this Agreement, at the election of the Initiating Holders in connection with the exercise of any registration right in this Agreement, reference to Registration shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Initiating Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

(b) Underwriting.

If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 9.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 9.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities Then Outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that (i) the number of Registrable Securities included in any such Registration is not reduced below thirty percent (30%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested by the Series F Initiating Holders or the Series G Initiating Holders (unless such offering is the Initial Public Offering in which case the Registrable Securities may be excluded beyond this amount if the managing underwriter(s) make the determination described above and no other shareholder’s securities are included in such offering); and (ii) the number of shares of Registrable Securities to be included in such underwriting and Registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and Registration including all shares that are not Registrable Securities and are held by any other person, including any person who is an employee, officer or director of the Company or any Subsidiary of the Company. If any Holder disapproves the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the Registration.

(c) Maximum Number of Demand Registrations.

The Company shall not be obligated to effect more than four (4) such demand Registrations initiated by the Existing Initiating Holders, more than two (2) such demand Registrations initiated by the Series F Initiating Holders, or more than two (2) such demand Registrations initiated by the Series G Initiating Holders, pursuant to this Section 9.3.

(d) Deferral.

Notwithstanding the foregoing, if the Company shall furnish to Holders requesting Registration pursuant to this Section 9.3, a certificate signed by the Chief Executive Officer stating that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company and its Shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12)-month period; provided further, that the Company shall not Register any other of its shares during such twelve (12)-month period. A demand right shall not be deemed to have been exercised until such deferred Registration shall have been effected.

9.4 Piggyback Registrations.

(a) Notification.

The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any Registration under Section 9.3 or Section 9.5 of this Agreement or to any employee benefit plan or a corporate reorganization, exchange offer or offering of securities solely to the Company’s existing shareholders), and shall, subject to Section 9.4(c), afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting.

If a registration statement under which the Company gives notice under this Section 9.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a Registration pursuant to this Section 9.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 9.12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company for its own account, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company with registration rights; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such Registration is not reduced below thirty percent (30%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested (unless such offering is the Initial Public Offering in which case the Registrable Securities may be excluded beyond this amount if the managing underwriter(s) make the determination described above and no other shareholder’s securities are included in such offering); and (ii) all shares that are not Registrable Securities and are held by any other person, including any person who is an employee, officer or director of the Company (or any Subsidiary of the Company) shall first be excluded from such Registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the Registration.

(c) Not Demand Registration.

Registration pursuant to this Section 9.4 shall not be deemed to be a demand Registration as described in Section 9.3 above. There shall be no limit on the number of times the Holders may request Registration of Registrable Securities under this Section 9.4.

9.5 Form F-3 Registration.

In case the Company shall receive from any of the Initiating Holders a written request or requests that the Company effect a Registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice.

Promptly give written notice of the proposed Registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration.

As soon as practicable, effect such Registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 9.5(a); provided, however, that the Company shall not be obligated to effect any such Registration, qualification or compliance pursuant to this Section 9.5:

(i) if Form F-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such Registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$5,000,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer stating that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12)-month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 9.5; provided that the Company shall not Register any of its other shares during such ninety (90)-day period.

(iv) if the Company has, within the six (6)-month period preceding the date of such request, already effected a Registration under the Securities Act other than a Registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such Registration) pursuant to the provisions of Sections 9.3(b) and 9.4(a); or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such Registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c) Not Demand Registration.

Form F-3 Registrations shall not be deemed to be demand Registrations as described in Section 9.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request Registration of Registrable Securities under this Section 9.5.

9.6 Expenses.

All Registration Expenses incurred in connection with any Registration pursuant to Section 9.3, 9.4 or 9.5 (but excluding the Selling Expenses) shall be borne by the Company. Each Holder participating in a Registration pursuant to Section 9.3, 9.4 or 9.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any Registration proceeding begun pursuant to Section 9.3 if the Registration request is subsequently withdrawn at the request of the Initiating Holders requesting such Registration unless one of the groups of Holders specified in Section 9.3(c) agrees that such Registration constitutes the use by such Holders of one (1) of their remaining demand Registrations pursuant to Section 9.3(c) (in which case such Registration shall also constitute the use by such Holders of one (1) such demand Registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such Registration and have withdrawn their request for Registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such Registration shall not constitute the use of a demand Registration pursuant to Section 9.3.

9.7 Obligations of the Company.

Whenever required to effect the Registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement.

Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such Registration at the request of the underwriter(s), and (ii) in the case of any Registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such to compliance with applicable SEC rules, such one hundred twenty (120)-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements.

Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses.

Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such Registration.

(d) Blue Sky.

Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting.

In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification.

Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter.

Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting Registration, addressed to the underwriters, if any, and to the Holders requesting Registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting Registration, addressed to the underwriters, if any, and to the Holders requesting Registration of Registrable Securities.

9.8 Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 9.3, 9.4 or 9.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities and updates thereof as shall be required to timely effect the Registration of their Registrable Securities.

9.9 Indemnification.

In the event any Registrable Securities are included in a registration statement under Section 9.3, 9.4 or 9.5:

(a) By the Company.

To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b) By Selling Holders.

To the extent permitted by law, each selling Holder will, if Registrable Securities held by such Holder are included in the securities as to which such Registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such Registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 9.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c) Notice.

Promptly after receipt by an indemnified party under this Section 9.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 9.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.9.

(d) Contribution.

In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 9.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 9.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 9.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements.

The obligations of the Company and Holders under this Section 9.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

9.10 No Registration Rights to Third Parties.

Without the prior written consent of the holders holding at least a two-thirds (2/3) majority of the Registrable Securities Then Outstanding, the Company shall not grant, or cause or permit to be created, for the benefit of any person or entity any Registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 Registration rights described in this Article IX, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

9.11 Market Stand-Off.

Each Shareholder agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the Initial Public Offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the Registration and other transfers to Affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time as may be requested by the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement (or its equivalent), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (a) the publication or other distribution of research reports and (b) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) covering such Initial Public Offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 9.11 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if (i) all officers, directors and all holders of any Ordinary Shares enter into similar agreements, (ii) in the event that the Company or any underwriter releases any other holder of Shares from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent, and (iii) the market stand-off agreement contemplated permits the transfer of securities of the Company by the Shareholders to their respective Affiliates or other transferees so long as such Affiliates or transferees are required to enter into the same market stand-off agreement. The Company shall require all future acquirers of the Company’s securities to execute prior to an Initial Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 9.11.

9.12 Rule 144 Reporting.

With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without Registration or pursuant to a Registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Initial Public Offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without Registration or pursuant to Form F-3.

9.13 Termination of the Company’s Obligations.

The Company shall have no obligations pursuant to Sections 9.3, 9.4 and 9.5 with respect to any Registrable Securities proposed to be sold by a Holder in a Registration pursuant to Section 9.3, 9.4 or 9.5 upon the latest to occur of (i) the expiration of the four (4)-year period following the Initial Public Offering, (ii) the expiration of the eight (8)-year period following the date hereof, and (iii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without Registration.

9.14 Delay of Registration.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such Registration as the result of any controversy (except for fraud or willful misconduct) that might arise with respect to the interpretation or implementation of this Article IX.

ARTICLE X.

MISCELLANEOUS.

10.1 Notices.

(a) Any party hereto giving any notice or making any other communication pursuant to this Agreement shall give such notice or make such other communication in writing and shall use one of the following methods of delivery: personal delivery, courier with all fees prepaid or facsimile. A notice or other communication is effective only if the party hereto giving the notice or making the other communication has complied with the preceding sentence and if the addressee has received the notice or other communication; provided that a notice or other communication is deemed to have been received as follows:

(i) if a notice or other communication is delivered in person, or sent by courier, upon receipt by the party hereto to whom the notice or other communication is addressed as indicated by the date on a signed receipt for such notice or other communication signed for or on behalf of such party; and

(ii) if a notice or other communication is sent by facsimile, upon receipt by the party hereto giving or making the notice or other communication of an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number.

(b) Any notice or other communication to a party hereto pursuant to this Agreement shall use the following address and facsimile number for such party (or such other address or facsimile number as such party may have specified by notice given to the other parties hereto pursuant to this provision):

if to the Company or any of the Group Entities :

Qiyi.com, Inc.

17/F, Capital Development Tower

No.2, Haidian North 1st Street

Haidian District, Beijing, 100080, PRC

Fax: 86-10-6267 7000

Attn: Wang Shuwen

if to a Shareholder:

to its address and facsimile number as set forth on Schedule 1 attached hereto;

(c) A failure to deliver an informational copy of a notice or other communication to the applicable Person set forth in this Section 10.1 above does not affect the effectiveness of a notice or other communication that is otherwise given in accordance with this Section 10.1.

(d) In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 10.1, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.

(e) Any party may by notice given in accordance with this Section 10.1 designate another address or Person for receipt of notices hereunder.

10.2 Successors and Assigns; Third Party Beneficiary.

This Agreement shall inure to the benefit of and be binding upon successors and permitted assigns of the parties hereto. This Agreement is not assignable except in connection with a transfer of Shares in accordance with this Agreement, provided that, with respect to any Transfer by any Shareholder (other than Baidu Shareholders and Cannes) to any transferee that is not a party to this Agreement in accordance with the provisions of this Agreement, such transferee shall be subject to the same restrictions as specified in this Agreement as such Shareholder. No person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

10.3 Amendment and Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

Subject to Section 6.6(b) and except as otherwise provided herein, any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by (i) the Company and (ii) the Shareholders holding no less than two-thirds (2/3) of the voting power of the Series Preferred Shares (excluding the Series G2 Preferred Shares) then outstanding, and (iii) the other Shareholders holding no less than two-thirds (2/3) of the Ordinary Shares then outstanding, provided, however, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Any such amendment, supplement, modification, waiver or consent shall be binding upon the Company and all of the Shareholders. Notwithstanding the first sentence of this paragraph, Company, without the consent of any other party hereto, may amend this Agreement to add any Permitted Transferee as a party to the Agreement as a Shareholder hereunder.

Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Major Shareholder without the written consent of such Major Shareholder, unless such amendment, termination, or waiver applies to all Shareholders in the same fashion (it being agreed that a waiver of the provisions of Article IV with respect to a particular transaction shall be deemed to apply to all Shareholders in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Shareholders may nonetheless, by agreement with the Company, purchase securities in such transaction).

10.4 Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

10.5 Specific Performance.

The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

10.6 Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.7 Governing Law.

The laws of the State of New York (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including (a) its negotiation, execution, validity, interpretation, construction, performance and enforcement and (b) the rights and duties of the parties in whole or in part.

10.8 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other parties hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party with notice to the other parties.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by thirty (30) days after the appointment by each party of its arbitrator, the appointment of the third arbitrator shall be made by the Secretary General of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 10.8(c), including the provisions concerning the appointment of arbitrators, the provisions of this Section 10.8(c) shall prevail.

(d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of New York and shall not apply any other substantive law.

(e) Each party to an arbitration hereunder shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. In the event of any failure of a party to this Agreement to comply with the award of the arbitration tribunal, the non-complying party shall be liable to the other parties for all reasonable costs and expenses of such enforcement.

(g) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

(h) The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

10.9 Severability.

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

10.10 Entire Agreement.

This Agreement, together with the Schedules and Exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the Schedules and Exhibits hereto, supersede all prior agreements and understandings among the parties with respect to such subject matter (including the Prior Agreement).

10.11 Term of Agreement.

Except as may be otherwise provided herein with respect to specific rights and obligations set forth hereunder, this Agreement shall become effective upon the execution hereof and shall terminate upon the earlier of (a) the consummation of the Initial Public Offering, and (b) a “Deemed Liquidation Event” (as defined in the Seventh Restated Articles); provided, however, that the provisions of Articles IX and X shall survive the termination of this Agreement.

10.12 Indemnity and Liability.

The Company indemnifies, exonerates and holds each of the Shareholders, and each of their respective partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before, on or after the date of this Agreement (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) this Agreement and the transactions contemplated hereby (other than any such Indemnified Liabilities to the extent that such Indemnified Liabilities arise out of any breach by such Indemnitee or its associated or affiliated Indemnitees or other related Persons as determined by a court of competent jurisdiction in a final nonappealable judgment of this Agreement), (ii) the Indemnitee’s status as a shareholder of the Company, or (iii) operations of, or services provided by any of the Indemnitees to, the Company or any Group Entity from time to time; provided that the foregoing indemnification rights shall not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct, and further provided that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.

10.13 Consultation With Counsel.

Each party hereto warrants that each of them has been represented and advised by legal counsel or has had full opportunity to be represented and advised by legal counsel with respect to this Agreement and all matters covered by it. Each of them represents and agrees that if it has elected not to be represented by legal counsel in the negotiation, preparation or execution of this Agreement, such election was made freely and voluntarily with full awareness of the consequences of the decision and that it is fully aware of the content and legal effect of this Agreement, and has executed or will execute this Agreement after independent investigation and without fraud, duress or undue influence.

10.14 Aggregation of Shares.

All Ordinary Shares and Preferred Shares (whether now outstanding or hereafter issued in any context) held or acquired by any Affiliate of a Shareholder shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

For and on behalf of QIYI.COM, INC.

By:	/s/ Yu Gong

Name: Yu Gong
Title: Director

HK SUBSIDIARY: QIYI.COM HK LIMITED

By:	/s/ Yu Gong

Name: Yu Gong
Title: Director

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

BEIJING WFOE: BEIJING QIYI CENTURY SCIENCE & TECHNOLOGY CO., LTD.

By:	/s/ Company Seal
Name: Yu Gong
Title: Legal Representative

CHONGQING WFOE: CHONGQING QIYI TIANXIA SCIENCE & TECHNOLOGY CO., LTD.

By:	/s/ Company Seal
Name: Yu Gong
Title: Legal Representative

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

PRC ENTITY 1: BEIJING DINGXIN TIANXIA SCIENCE & TECHNOLOGY CO., LTD.

By:	/s/ Company Seal
Name: Yu Gong
Title: Legal Representative

PRC ENTITY 2: BEIJING IQIYI SCIENCE & TECHNOLOGY CO., LTD.

By:	/s/ Company Seal
Name: Xiaohua Geng
Title: Legal Representative

PRC ENTITY 3: SHANGHAI IQIYI CULTURE MEDIA CO., LTD.

By:	/s/ Company Seal
Name: Yu Gong
Title: Legal Representative

PRC ENTITY 4: SHANGHAI ZHONG YUAN NETWORK CO., LTD.

By:	/s/ Company Seal
Name: Yu Gong
Title: Legal Representative

FOUNDER: Yu Gong

By:	/s/ Yu Gong

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

CANNES VENTURES LIMITED

By:	/s/ Yu Gong
Name: Yu Gong
Title:

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

BAIDU HOLDINGS LIMITED

By:	/s/ Robin Yanhong Li
Name: Robin Yanhong Li
Title: Director

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

XIAOMI VENTURES LIMITED

By:	/s/ Authorized Signatory
Name:
Title:

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

PROMINENT TMT LIMITED

By:	/s/ Koh Tuck Lye
Name: Koh Tuck Lye
Title: Director

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

HARVEST REWARDS FUND LP

By:	/s/ Chiangqi LU
Name: Chiangqi LU
Title: Director

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

MADRONE OPPORTUNITY FUND, L.P.

By:	/s/ Greg Penner
Name: Greg Penner
Title: Managing Member

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

XIANG HE FUND I, L.P. By: Xiang He Partners I, L.P., its General partner By: Xiang He I GP, LTD, its General Partner

By:	/s/ Authorized Signatory
Name:
Title:

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

VMS VIDEO HOLDINGS LIMITED

By:	/s/ CHOW Siu Lui
Name: CHOW Siu Lui
Title: Authorized Signatory

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

EASTONE INTERNATIONAL CO., LTD

By:	/s/ Authorized Signatory
Name:
Title:

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

GORGEOUS RAINBOW LIMITED

By:	/s/ Khalid Iton
Name: Khalid Iton
Title: Director

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

HH RSV-V HOLDINGS LIMITED

By:	/s/ Colm O’ Connell
Name: Colm O’ Connell
Title: Director

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

HONEY BEST LIMITED

By:	/s/ Yuhan Sun
Name: Yuhan Sun
Title: Director

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

IDG INFINITY FINANCIAL LIMITED

By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

RUN LIANG TAI (HONG KONG) INVESTMENT COMPANY LIMITED

By:	/s/ Authorized Signatory
Name:
Title:

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

SCC GROWTH IV HOLDCO A, LTD.

By:	/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Sixth Amended and Restated Shareholders Agreement as of the date first written above.

SILVERLINK CAPITAL LP

By:	/s/ Andrew Tsuei
Name: Andrew Tsuei
Title: Managing Director of Silverlink Holdings Limited as General Partner

SIGNATURE PAGE TO QIYI.COM, INC. SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Schedule 1

Schedule 2

Exhibit A

Exhibit B-1

Exhibit B-2